Exhibit 99.1

Columbus McKinnon Agrees to Acquire Magnetek

I am extremely pleased to announce today that Columbus McKinnon has agreed to acquire Magnetek, the industry leading supplier of energy-efficient digital power and motion control systems, with revenue of approximately $110 million.

Magnetek is a leading U.S. supplier of digital power control systems for industrial cranes and hoists. They are also a world leading independent designer of digital motion-control systems for elevators, well known for their highly-integrated Energy Engineered® motion-control subsystems. Interestingly, they also serve the sub-surface mining industry with a new generation of digital drive systems providing us a broader opportunity in this important industry.

We believe there are numerous synergies that can be realized through a combination of Columbus McKinnon and Magnetek. Magnetek has an excellent brand name and a leading position in their industries. Their products are very complementary to our portfolio. Overall, this is an excellent strategic fit as it meets our plans to expand our line of products that lift, move and secure material safely and productively. Together we will increase our competitiveness and leadership in the global material handling industry.

We will add the Magnetek brand to our portfolio of brands and work closely with current Magnetek management as they continue to operate the business and serve as key members of the integration team.

In the near term, we will be focusing on significant synergies related to building overall revenue through new product introductions and identification of opportunities to expand into new geographies and channels with currently available products.

This acquisition is consistent with our long-term goal to achieve $1 billion in revenue through organic growth and acquisitions. We will continue to target complementary acquisitions that will provide product line expansion and/or increase international geographic penetration, while being accretive, and invest in organic growth through product development and industry expansion.

So you know, the acquisition requires that Magnetek’s shareholders tender at least 50% of Magnetek’s outstanding shares into the tender offer to be launched by a subsidiary of Columbus McKinnon and approval from US antitrust authorities. We expect the transaction to be completed within 90 days.

We will continue to keep you informed of progress, but don’t hesitate to ask if you have questions. We will do our best to respond in a timely manner as this process is implemented. I know that we will all do our part to make this combination a success.

Tim Tevens

President & CEO

July 27, 2015

ADDITIONAL INFORMATION AND WHERE YOU CAN FIND IT: This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Magnetek’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Columbus McKinnon Corporation will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Magnetek will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Magnetek’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.

Safe Harbor Statement

Any statements made concerning the proposed transaction between the Company and Magnetek, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company or Magnetek and their respective subsidiaries, conditions affecting the Company’s or Magnetek’s customers and suppliers, competitor responses to the Company’s or Magnetek’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s and Magnetek’s periodic reports filed with the SEC. Consequently, such forward looking statements should be regarded as the Company’s and Magnetek’s current plans, estimates and beliefs. Neither the Company nor Magnetek assume any obligation to update the forward-looking information contained in this report, except as expressly required by law.